Exhibit 10.2

SPECTRUM PHARMACEUTICALS, INC.
AMENDMENT NO. 1
TO
2009 INCENTIVE AWARD PLAN

This Amendment No. 1 to the 2009 Incentive Award Plan (the “Plan”) of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is made effective as of April 15, 2015. Capitalized terms used herein but otherwise not defined shall have the meanings set forth in the Plan.
WHEREAS, the Plan was established and adopted effective March 23, 2009;
WHEREAS, pursuant to Section 11.1 of the Plan, on December 10, 2014, the Board of Directors approved an amendment to the Plan to prohibit (i) the repricing of awards under the Plan absent compliance with Nasdaq Stock Market rules for stockholder approval, and (ii) the recycling of shares back into the Plan that are otherwise tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:
1.    Section 4.1(b) of the Plan is hereby amended and restated in its entirety to read as follows:
“(b)    To the extent that a share of Common Stock awarded pursuant to the terms of the Plan terminates, expires or lapses for any reason, any shares of Common Stock subject to the award shall again be available for the grant of a new award pursuant to the Plan. Notwithstanding anything to the contrary, shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award shall be cancelled and shall not be returned to authorized shares available for the grant pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to this Plan. If shares of Common Stock issued pursuant to awards under the Plan are repurchased by the Company at no less than their original purchase price, such shares of Common Stock shall become available for future grant under the Plan (unless the Plan has terminated).”
2.    Section 5.10 of the Plan is hereby amended and restated in its entirety to read as follows:
“5.10    Repricing of Options. No cancellation, substitution, exchange or amendment of an Option Agreement that would have the effect of reducing the exercise price of such an Option previously granted under the Plan, or modification to such an Option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the Nasdaq Stock Market shall be permitted without approval of the Company’s stockholders.”
3.    Section 8.7 of the Plan is hereby amended and restated in its entirety to read as follows:
“8.7    Repricing of Stock Appreciation Right Awards. No cancellation, substitution, exchange or amendment of a Stock Appreciation Right Award that would have the effect of reducing the exercise price of such a Stock Appreciation Right previously granted under the Plan, or modification to such a Stock Appreciation Right Award that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the Nasdaq Stock Market shall be permitted without approval of the Company’s stockholders.”
4.     Unless otherwise amended as set forth herein, the terms and provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Spectrum Pharmaceuticals, Inc. has caused its duly authorized officer to execute this Amendment No. 1 to the 2009 Incentive Award Plan as of the date first set forth above.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Kurt A. Gustafson
Name:	Kurt A. Gustafson
Title:	Executive Vice President and Chief Financial Officer